EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 20th day of March 20, 2017 between TASER International, Incorporated (the "Company"), located at 17800 North 85th Street, Scottsdale, Arizona 85255 and Jawad Ahsan residing at _____________________ (the "Executive"). The Effective Date of this Agreement shall be April 3, 2017; Executive’s first day of employment with the Company.

RECITALS:

     WHEREAS, the Company wishes to provide for the employment of Executive as its Chief Financial Officer on the conditions, set forth herein; and

     WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive's services during the term hereof and to be protected, and compensated, in the event of any change in control affecting the Company; and,

    WHEREAS, Company desires reasonable protection of Company's confidential business and technical information which has been developed by the Company in recent years and will be developed in the future at substantial expense.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive each intend to be legally bound, covenant and agree as follows:

1.     EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as its Chief Financial Officer. Except as expressly provided herein, the termination of this Agreement by either party shall also terminate Executive's employment by Company. Executive understands and acknowledges that his employment with the Company constitutes “At Will” employment and may be terminated by either party pursuant to the terms of this Agreement.

2.     DUTIES. Executive shall be responsible for directing and managing the Company’s financial strategy, accounting, finance, treasury, internal controls and financial reporting requirements. Executive shall devote his full-time and best efforts to the Company and shall fulfill the duties of his position which shall include such duties as may, from time to time, be assigned to him by the Chief Executive Officer, President, Chairman or Board of Directors of the Company, provided such duties are reasonably consistent with Executive's title, position, education, experience and background.

3.    OUTSIDE ACTIVITIES. Nothing in this Agreement shall preclude the Executive, with the Company’s prior approval, from engaging in civil, charitable or religious activities, or from serving as a consultant to or on any board of directors, managers or other board of advisors or companies or organizations which will not present any direct conflict of interest with the Company or adversely affect the performance of Executive’s duties hereunder. Executive shall provide to the Company a list of current consulting relationships or board memberships as of the effective date of this Agreement for the Company’s review and approval.

4.     TERM. Subject to the provisions of Sections 6 and 11 hereof, Executive's employment shall commence on the Effective Date hereof and continue for a period of one year (the “Initial Term”), but shall be automatically extended, unless otherwise terminated in accordance herewith, for additional consecutive one year terms on each anniversary date (each, an “Additional Term”), thereafter, unless the Company gives written notice to Executive at least ninety (90) days prior to the end of the Initial Term or any applicable Additional Term of the Company’s election not to extend for any Additional Term. The Initial Term and any Additional Terms are collectively referred to herein as the “Term.” Upon expiration of the Initial Term or of any Additional Term following the Company’s notice of its election not to extend, this Agreement shall automatically terminate. In any event, this Agreement shall automatically terminate, without notice, when Executive reaches 70 years of age. If employment is continued after the age of 70 by mutual agreement, it shall be terminable at will by either party.

5. COMPENSATION.

(a) Base Salary. For services rendered under this Agreement during the 2017 calendar year of this Agreement the Company shall pay Executive a base salary at the monthly rate of $25,000 (equivalent to an annual rate of $300,000), payable in accordance with the existing payroll practices of the Company and applicable law (the "Base Salary"). Base Salary shall mean regular cash compensation paid on a periodic basis, exclusive of any and all benefits, bonuses or other incentive payments made or obligated by Company to Executive hereunder. In subsequent years, Executive's Base Salary and severance provisions may be annually reviewed, based upon a performance and compensation review conducted by the Compensation Committee of the Company's Board of Directors and mutually agreed to, in good faith, between Executive and the Company's Board of Directors. Such review will be based upon both individual and Company performance and shall be completed by the employment anniversary date of each subsequent year during the Term.
(b)    Bonus Compensation. During the Term, in addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus pursuant to the TASER Bonus Plan. Executive’s bonus target for calendar year 2017 shall be $150,000. This bonus is calculated and payable each quarter after the Company’s earnings are announced. Payment of the bonus is dependent on the Company’s performance. The bonus will be prorated based on Executive’s first date of employment. Any annual bonus paid to Executive pursuant to this Agreement shall be paid not later than March 15 of the following calendar year, so as to fully qualify as a “short term deferral” exemption pursuant to Internal Revenue Code (the “Code”) Section 409A and related regulations.
(c) Restricted Stock Units. The Company shall grant restricted stock units (“RSU”) to Executive pursuant to the following:

(i)
Time based RSUs having a value in the amount of $1,250,000 on the date of grant which RSUs will vest annually over a period of five (5) years at the rate of 20% each year on your employment anniversary date upon each year of continual employment with the Company with 100% vesting after five (5) years of continual employment with the Company.

(ii)
Performance based RSUs having a value in the amount of $150,000 on the date of grant which RSUs will vest 3 years out based on performance criteria that will be used for the entire executive team's 2017 performance based RSUs.

(d) Fringe Benefits. In addition to the compensation and incentive payments payable to Executive as provided in Sections 5(a) through (c) above, Executive shall be eligible to participate in the following fringe benefits:

(i)	Paid Time Off. TASER employees do not accrue paid time off. The Company’s vacation, sick, and personal time off policy is at the employee’s and manager’s discretion. The

Company allows Executive to determine his needs related to time away from work. TASER does have policies related to FMLA, Maternity/Paternity leave, Leave of Absence, and Bereavement which are separate from this benefit.

(ii)
Insurance. The Company provides comprehensive medical, dental, vision, life and disability insurance plans for all employees which are covered in more detail in the Company’s Plan Summary, subject to contributory payments by employees as outlined in the Plan Summary. In the event there is a wait time before your TASER insurance becomes effective, the Company will help offset Executive’s COBRA or independent insurance by contributing 50% of the costs until Executive is eligible to participate in the Company insurance plans.

(iii)
401(K) Plan. Executive will be eligible to participate in the TASER International 401(K) Plan. Executive will become eligible to participate in the 401(K) Plan on the first entry date after 90 days of employment with TASER. Entry dates are the first day of January, April, July and October. On a discretionary basis, the Company contributes dollar for dollar on the first 3 percent of compensation the Executive contributes to the Plan and $0.50 for each $1.00 on the next 2 percent of compensation the Executive contributes to the Plan.

(iv)	Signing Bonus. The Company will pay Executive a signing bonus in the amount of $70,000 upon Executive’s first day of employment with the Company.

(v)
Relocation. Relocation to the greater Phoenix area is required in a mutually agreeable time frame as a condition of employment with the Company. The Company will reimburse Executive’s relocation expenses to the greater Phoenix area up to $30,000 in accordance with our expense reimbursement policy.

(e). BUSINESS EXPENSES. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary reasonable and necessary business expenses (including the advancement of certain expenses) incurred by the Executive in performing his duties as an executive of the Company, provided that Executive accounts promptly such expenses to Company in the manner prescribed from time to time by the Company.

(f).    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE; SHORT TERM DEFERRAL EXEMPTION. This Agreement is intended, to the maximum extent possible, to avoid treatment of any compensation provided pursuant to this Agreement as “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”). Accordingly, specified compensation provided pursuant to this Agreement is intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.” Any benefits provided pursuant to this Agreement upon Executive’s separation from service, which by their terms are not to be actually or constructively received by Employee on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, shall be paid pursuant to a fixed schedule of payments within the meaning of Section 409A of the Code and not subject to modification or acceleration. Notwithstanding any provision to the contrary, to the extent that any amounts payable hereunder are subject to the requirements of Section 409A of the Code and are payable on account of separation from service and not subject to any applicable exemption thereunder, the payment of said amounts will be delayed for a period of six (6) months after the date of separation from service (or, if earlier, the death of Employee) if Employee is a “specified employee” of a publicly traded company (as defined in Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder) as of the date of separate from service. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period. Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.” Any benefits provided pursuant to this Agreement upon Executive’s separation from service, which by their terms are not to be actually or constructively received by Employee on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, shall be paid pursuant to a fixed schedule of payments within the meaning of Section 409A of the Code and not subject to modification or acceleration. Notwithstanding any provision to the contrary, to the extent that any amounts payable hereunder are subject to the requirements of Section 409A of the Code and are payable on account of separation from service and not subject to any applicable exemption thereunder, the payment of said amounts will be delayed for a period of six (6) months after the date of separation from service (or, if earlier, the death of Employee) if Employee is a “specified employee” of a publicly traded company (as defined in Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder) as of the date of separate from service. Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period.

6. TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections 8 through 14, this Agreement may be terminated prior to the expiration of its then remaining applicable term only as follows:

(a) By the Company. The Company may terminate this Agreement under the following circumstances, and in any such case, the compensation due and owing by the Company to Executive following any such early termination of this Agreement shall be paid as set forth at Section 7 hereof.:

(i)
For "Cause". The Company may terminate this Agreement on thirty (30) days written notice to Executive for "Cause". For purposes of this Agreement, “Cause” shall be defined as: (1) Executive’s commission of fraud, misrepresentation, theft or embezzlement of Company assets; (2) Executive’s violations of law or of Company policies material to the performance of Executive’s duties; (3) Executive’s repeated insubordination; or (4) Executive’s material breach of the provisions of this Agreement, including specifically the repeated failure to perform Executive’s duties as required by Section 2 hereof after written notice of such failure from Company; provided, however, in the event of any proposed termination related to Executive's performance, Executive's termination shall only be effective upon the expiration of a sixty (60) day cure period following written notice by the Company and a lack of adequate corrective action having been undertaken by Executive to the reasonable satisfaction of the Company during said cure period.

(ii)
Without "Cause". The Company may terminate this Agreement upon twelve (12) months written notice without "Cause" for any termination without “Cause” occurring during the first 3 years of employment. In the event that the termination without “Cause” occurs after the first 3 years of employment, then the notice period is reduced to six (6) months.

(iii)	Death. If Executive should die during the Term of this Agreement, this Agreement shall thereupon terminate effective on the date of Executive’s death.

(iv)
Disability. (a) In the event that Executive should become “Disabled” during the Term of this Agreement, this Agreement shall terminate. For purposes of this Agreement, “Disability” means that Executive is physically or mentally disabled from performing the essential functions of Executive’s position, by reason of either: (i) Executive is unable to perform Executive’s duties under this Agreement by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period for not less than twelve (12) months, receiving income replacement benefits for a period of not less than twelve (12) months under a long term disability insurance plan covering Executive. Notwithstanding anything expressed or implied above to the contrary, the Company will fully comply with its obligations under the Americans with Disabilities Act, and with any other applicable federal, state or local law, regulation or ordinance, governing the employment of individuals with disabilities.

(b) By Executive. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement (and Executive’s employment) may be terminated by Executive as follows:

(i) For “Good Reason,” which shall be defined as: (i) a material reduction of Executive’s duties, authority or responsibilities, in effect immediately prior to such reduction; provided, however, that in the event of a Change of Control as defined herein, the differences in job title and duties that are normally occasioned by reason of an acquisition of one company or by another and which do not actually result in a material change in duties, authority and responsibilities inconsistent with Executive’s prior position with the acquired company do not constitute “Good Reason”; and further provided that, absent a Change of Control, changes by the Company’s Board of Directors to Executive’s specific job duties or reporting relationships which do not materially diminish Executive’s authority and responsibilities do not constitute “Good Reason”; (ii) a material reduction of Executive’s then-existing Base Salary; or (iii) the Company’s material breach of this Agreement; provided however, that the Company shall have received written notice from Executive of the event or condition constituting “Good Reason” within thirty (30) days of the initial existence of such event or condition and specifying that Executive intends to terminate his employment for such Good Reason, specifying the facts and circumstances constituting Good Reason pursuant to any one or more of the foregoing conditions, and notwithstanding such notice by Executive, the Company fails to remedy the specified condition within thirty (30) days after receipt of such notice.

(ii) At any time, without Good Reason, for any reason or no reason whatsoever by giving thirty (30) days written notice to Employer.

7. COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.

(a) In the event of any termination by the Company pursuant to Section 6(a), Executive's shall be paid as follows:

(i) In the event of termination pursuant to Section 6(a)(i) (for "Cause"), Executive's Base Salary shall continue to be paid on a semi-monthly basis for sixty (60) days following the effective date of such termination and Executive shall also be entitled to continue to participate in those benefit programs provided by the Company to its senior executives as of the effective date of any such termination, during such notice period;

(ii) In the event of termination of this Agreement by reason of Executive's death, Executive's Base Salary shall continue to be paid on a semi-monthly basis to Executive’s designated beneficiary or as otherwise provided by applicable law for a period of eighteen (18) months following Executive's death;

(iii) In the event of termination of this Agreement by reason of Executive’s Disability, Executive's Base Salary shall continue to be paid on a semi-monthly basis for eighteen (18) months following a final determination of Executive's Disability pursuant to Section 6(a)(iv). Any such payments to Executive arising from a termination of this Agreement due to Executive’s disability shall first be provided and paid pursuant to the Company’s existing disability policy, as then in effect, but shall be further supplemented to the extent provided by this Agreement such that the combined amount of all such payments during any month following a termination for Disability does not exceed Executive’s monthly Base Salary in effect as of the date of termination.; and

(iv) In the event of any termination by the Company pursuant to Section 6(a)(ii) (without "Cause"), Executive's Base Salary shall continue to be paid on a semi-monthly basis for a period of twelve (12) months following the expiration of the twelve (12) month notice period provided for in Section 6(a)(ii) for any termination without “Cause” occurring during the first 3 years of employment. In the event that the termination without “Cause” occurs after the first 3 years of employment, then Executive's Base Salary shall continue to be paid on a semi-monthly basis for a period of six (6) months following the expiration of the six (6) month notice period provided for in Section 6(a)(ii).

(b) In the event of any termination by Executive pursuant to Section 6(b), Executive shall be paid as follows:

(i) If Executive terminates Executive’s employment with the Company pursuant to Section 6(b)(ii) without “Good Reason,” the Company shall pay to the Executive any accrued, unpaid Base Salary payable as in effect on the Date of Termination, together with all other payments required by applicable law;

(ii) In the event of any termination by Executive pursuant to Section 6(b)(i) for “Good Reason,” Executive's Base Salary shall continue to be paid on a semi-monthly basis for a period of twelve (12) months following the effective date of any such termination for Good Reason, together with all other payments required by applicable law.

(c) In the event of termination by the Company by reason of Executive's death, disability, termination without cause; any termination by Executive for Good Reason; or any termination due to a Change in Control, as defined at Section 11:

(i) Executive shall receive a pro rata portion (prorated through the last day Base Salary is payable pursuant to clauses (a)(ii), (a)(iii) and (a)(iv), or (b)(ii), or pursuant to Section 11, respectively) of any bonus or incentive payment (for the year in which termination for any of the foregoing reasons occurred), to which he would have been entitled had he remained continuously employed for the full fiscal year in which termination for any of the foregoing reasons occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination; and

(ii) The right to exercise any unexpired vested and non-vested stock options and as well as the right to receive as unrestricted any unexpired and unvested time based (not performance based) restricted stock units previously granted to Executive shall immediately vest and accelerate.as of the date of termination pursuant to the terms of the applicable stock incentive plan.

8.     CONFIDENTIAL INFORMATION.
(a) For purposes of this Section 8, the term "Confidential Information" means information which is not generally known and which is proprietary to Company, including: (i) trade secret information about Company and its services; and (ii) information relating to the business of Company as conducted at any time within the previous two (2) years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation, information about Company's research, development, services, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information which Executive has a reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information.
(b) Executive will not during the term of this Agreement and following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonably prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.
(c) Former Employer Information. Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
9.     INVENTIONS.
(a) For purposes of this Section 9, the term "Inventions" means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable: (1) which relate directly to the business of Company, or to Company's actual or demonstrably anticipated research or development; (2) which result from any work performed by Executive for Company; (3) for which equipment, supplies, facilities or trade secret information of Company is utilized; or (4) which were conceived or developed during the time Executive was obligated to perform the duties described in Section 2.
(b) Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive's employment with Company (except as otherwise provided above), shall be the sole and exclusive property of Company. Upon termination of this Agreement, Executive shall turn over to a designated representative of Company all property in Executive's possession and custody belonging to Company. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of Company which came into Executive's possession at any time during the term of this Agreement.
(c) Executive is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Company was used and which was developed initially on the Executive's own time and: (1) which does not relate: (a) directly to the business of Company; or (b) to Company's actual or demonstrably anticipated research, development or products; or (2) which does not result from any work performed by Executive for the Company.

10.     NON-SOLICITATION. Executive agrees that for a period of two (2) years following termination of this Agreement for any reason, he will not directly or indirectly, alone or as a partner, officer, director, or shareholder of any other firm or entity, use the Company’s Confidential Information to solicit or attempt to influence any client, customer or other person to direct its purchase of products or services away from the Company.
11.     CHANGE IN CONTROL.
(a)    Termination Following a Change In Control. It is expressly recognized that Executive's position with the Company and agreement to be bound by the terms of this Agreement represent a commitment in terms of Executive's personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company's areas of endeavor. Accordingly, if Executive’s employment with the Company or any successor is terminated by the Company or any successor for any reason, or if Executive’s employment is terminated by Executive for “Good Reason,” in either case at any time within ninety (90) days preceding or twelve (12) months following the closing date of any transaction amounting to a “Change in Control” (as defined below), Executive shall be entitled to compensation as set forth in Section 7(c).
(b) For purposes of this Section 11, a "Change in Control" with respect to, or concerning, the Company shall mean any of the following, which shall be construed to conform to the definition set forth pursuant to regulations governing Section 409A of the Code:
(i) A change in ownership of a substantial portion of the Company’s assets, defined as a transaction in which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
(ii) A change in the effective control of the Company, defined as either: (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty (30) percent or more of the total voting power of the stock of the Company; or (2) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or
(iii) A change in the ownership of the Company, defined as a transaction in which any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation.
(c) Compensation Payable to Executive Upon Termination Following a Change in Control. In the event of the termination of this Agreement in connection with any Change in Control under this Section 11, Executive shall be compensated as follows:
(i) Executive shall be entitled to severance compensation in an amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect as of the effective date of termination (the “Change In Control Benefit”). The Change In Control Benefit shall be payable in a single lump sum payment, less applicable withholding, not later than ten (10) business days after the effective date of any termination related to a Change in Control, as provided for in Section

11(b) and in any event so as to fully qualify as a “short term deferral” under Section 409A of the Code and applicable regulations. Any Change In Control Benefit paid to Employee under this Section 11(c) shall be in lieu of, and not in addition to, any continuation of Base Salary provided for in Section 7 of this Agreement; and
(ii) Executive shall be entitled to continue to participate, at the Company’s expense, in those benefit programs and perquisites provided by subsection 5(d) hereof, for a period of the lesser of twelve (12) months following termination, or the maximum period provided pursuant to Section 409A of the Code during which any such post-separation benefit may be provided without violating Section 409A of the Code or becoming subject to treatment as deferred compensation resulting in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code; and
(iii) The right to exercise any unexpired vested and non-vested stock options and time based restricted stock units (not performance based) previously granted to Executive as of the date of termination in connection with a Change In Control shall immediately vest and accelerate such that all options and time based restricted stock units granted to Executive as of the date of termination in connection with a Change in Control shall become fully vested and immediately exercisable subject to the terms of the applicable Stock Plan.
.(iv) Notwithstanding any other provisions of this Agreement, or any other agreement, contract or understanding heretofore, or hereafter, entered into including without limitation, any benefits or transfers of property or the acceleration between the Company and Executive, if any "payments" (including of the vesting of any benefits) and the nature of compensation under any arrangement that is considered contingent on a change in control for purpose of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), together with any other payments that Executive has the right to receive from the Company, or any corporation that is a member of an "affiliated group" (as defined in Section 1504A of the Code without regard to Section 1504B of the Code), of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G of the Code), the aggregate amount of such payments shall be reduced to equal the largest amount as would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided however, Executive shall be entitled to designate and select among such payments that will be reduced, and/or eliminated, in order to comply with the forgoing provision of the Code.
12. COVENANT NOT TO COMPETE. In consideration of Executive’s employment with the Company, the grant of RSUs as provided for herein and the payment of Executive’s monthly base salary as severance payments and other good and valuable consideration as specified in this Agreement, the Executive agrees that during the Term of this Agreement and during the two (2) year period after termination of this Agreement (the “Non-Compete Period”), he will not, directly or indirectly, own, control, manage, operate, or act for or on behalf of, assist in, engage in, have any financial interest in, or participate in any way, including as an owner, partner, employee, officer, agent, board member, consultant, advisor, volunteer, shareholder or investor in any entity, person, business or enterprise that is engaged in the design, manufacture, marketing, selling, importing, exporting, servicing or supporting of less lethal weapons, law enforcement cameras, digital evidence management, or any other products that the Company is engaged in or is on the roadmap to enter over the Non-Compete Period at the time of termination of employment; or related professional services marketed, sold or provided to public safety customers in connection with the products mentioned above throughout the world (the “TASER Business”).
Executive acknowledges that the RSU grants, his employment with the Company and the payments specified in this Agreement are sufficient consideration for this covenant not to compete. Executive further acknowledges that TASER is engaged in marketing and selling its products throughout the world and that this covenant not to compete is necessary and reasonable to protect the Company and that the Company will suffer irreparable harm and other damages in the event of a breach of this provision. Executive acknowledges that his training and experience have prepared him for employment or other business opportunities to sell product and perform services for businesses other than those in the TASER Business. Accordingly, Executive acknowledges that the restrictions contained in this covenant not to compete will not unduly prevent him from obtaining employment or business opportunities other than in the TASER Business. Employee also acknowledges that the time, scope and the geographic area of this covenant not to compete are reasonable and necessary to protect the interests of the Company and the TASER Business. The covenants set forth in this covenant not to compete are necessarily of a special, unique and extraordinary nature, and the loss arising from a breach thereof cannot reasonably and adequately be compensated solely by money damages, and such breach will cause the Company to suffer irreparable harm. Accordingly, in the event of any breach or threatened breach of any of the covenants set forth in this covenant not to compete, the Company will be entitled to injunctive or other extraordinary relief from a court of competent jurisdiction to restrain the violation or threatened violation of such covenants by the Executive or any person acting for or with the Executive in any capacity. The Company will be entitled to such injunctive relief without the necessity of posting a bond or other security. The remedy set forth herein will be cumulative and not in limitation of any other available remedies.
13. NO ADEQUATE REMEDY. The parties declare that is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.
14.    MISCELLANEOUS.
(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company's obligations to Executive hereunder. Any such successor or assign shall be included in the term "Company" as used in this Agreement.
(b) Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:
(i) In the case of Company shall be:

TASER International, Incorporated
17800 North 85th Street
Scottsdale, Arizona 85255

(ii) In the case of the Executive shall be:

Jawad Ahsan
___________________
___________________

Either party may, by notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.
(c) Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
(d) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules of the American Arbitration Association then in effect, and with applicable law.
(e) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.
(g) Modification. This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.
(h) No Conflicting Business. Executive agrees that he will not, during the term of this Agreement, transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Executive may enter into any business transaction that is, in the opinion of the Company's Board of Directors, reasonable, prudent or beneficial to the Company, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the designated members of the Company's Board of Directors.
(i) Returning Company Documents. Executive agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

(j) Conflict of Interest Guidelines. Executive agrees to diligently adhere to the Company’s Conflict of Interest Guidelines and the Company’s Code of Ethics.

(k) Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. Executive has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith.

(l) Equitable Remedies. EXECUTIVE AGREES THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY'S DAMAGES FROM ANY

BREACH OF THE COVENANTS SET FORTH IN SECTIONS 8, 9, 10 AND 12 HEREIN. ACCORDINGLY, EXECUTIVE AGREES THAT IF HE BREACHS ANY OF SUCH SECTIONS, THE COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT. EXECUTIVE FURTHER AGREES THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

(m) Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Executive of any other rights Executive may have now, or in the future, pursuant to law or the provisions of Company benefit plans.
(n) Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.
(o) Amendment. This Agreement may be modified only by written agreement executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

TASER INTERNATIONAL, INCORPORATED

_/s/ Patrick W. Smith_____ _____________
Patrick W. Smith
Its: Chief Executive Officer

EXECUTIVE

_/s/ Jawad A. Ahsan______________________
Jawad Ahsan